Exhibit 99.2
Qumu Corporation
Third Quarter 2017
Earnings Conference Call
November 1, 2017

Operator

[Introduction]

Vern Hanzlik

Good morning and thank you for joining our third quarter 2017 earnings conference call.

Our comments today may include forward-looking statements relating to our expectations, plans and prospects. These statements are based on information available to us at the time of this presentation and, by their nature, involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties associated with our business are described in our most recent annual report on Form 10-K and any subsequently filed periodic reports on Form 10-Q.

Any unreleased features or services referenced in this presentation, or other public statements, are not currently available and may not be delivered on time or at all. Customers who purchase our products or services should make sure that their decisions are based on features that are currently available. We assume no obligation to, and do not intend to, update any forward-looking statements.

I’m sure you saw our announcement last week that our CFO Peter Goepfrich is departing, effective November 6th, after accepting another position with a private equity company. I just want to say thanks to Peter. He did a phenomenal job and guided the company’s transition to a position of solid expense management and reporting compliance. We have a search firm already working on candidates for our new CFO.

Meanwhile, with the earnings release yesterday, we are announcing our Interim CFO, Dave Ristow who joins us effective November 7, 2017. Dave brings more than 20 years of experience in the CFO role, with leadership expertise in strategic planning, stakeholder relations, financial process design and corporate governance. He has worked with companies in various industries including software as a service, professional services and medtech.

I’d like to make a few comments before I review the numbers.

Qumu’s third quarter 2017 was an exciting quarter as we continue to see tangible results from our Qumu Qx vision which we announced only five months ago. Qx is our end-to-end suite of solutions – the most compete and extensible platform in the industry. Concurrent with this bold product advancement, we continue to manage the business and build our team.

Here are a few key accomplishments for the quarter:

•	We expanded our base – new customers made up 30% of sales

•	Our business development strategy gained momentum, with partner channels also representing 30% of sales

•	We closed our largest hybrid deployment to date

•	We launched new extensions to our Qx product platform

•	Finally, Qumu received industry acknowledgment of our leadership in several noteworthy rankings

I’ll go over each of these in more detail later in the discussion.

Let me touch on a few financial highlights. Revenue for the quarter of $7.6 million and the net EPS loss of 25 cents per share were below guidance. A significant deal with a large financial company through our AT&T partnership, was delayed due to the customer’s testing requirements, and will close in the fourth quarter. The adjusted EBITDA loss of $857,000 for the quarter reflects our operational efficiency as we continue to manage our finances. Gross margins – at 61.6 percent – were impacted slightly by the increased percentage of sales through the channel.

During the quarter, we signed 12 new accounts, including stellar names like:

•	Campbell’s

•	Pepperidge Farm

•	Hy-Vee

•	Xfiniti

•	French banking and financial services company Societe Generale, and

•	Japanese pharmaceutical leaders, Sumitomo, Dainippon Pharma and Mitsubishi Tanabe Pharma.

Two of these new customers represent $1.5 million in annualized new bookings coming through the channel partnership with AT&T. The revenue mix was 76% for the US region, 21% for EMEA, 3% for Asia Pacific.

I’m very pleased by the number of new customers and the variety of industries they represent. While we have always had a strong reputation in financial services, chemical and communications companies, these new customers demonstrate the appeal of our products and our depth in other video-intensive industries, like pharmaceutical and food.

These new customers are important wins for our land and expand strategy because they build our base. Our blue-chip customers are loyal with 87% renewal rates and our customer satisfaction ratings are 98%. For the “expand” part of our strategy, 65% of bookings came from existing customers adding to their deployments, with capabilities such as unified communications, expanded video delivery or Qumu Cloud.

As you know, because we combine both cloud and on-premise technologies into one enterprise solution, we can provide hybrid deployments. Qx isn’t just the best of both worlds, it’s the best of the real world. Large, enterprise customers increasingly need both the flexibility of the cloud with the reliability and security of on-premise solutions. Last quarter, we mentioned the highly successful hybrid deployment with our customer AMD and alluded to another hybrid deal in the works. That new customer – CIT – is now deploying our largest hybrid installation to date for a highly complex use case.

Following on that success, we’re also in the middle of another major deployment for a large financial institution. This installation combines three different video delivery technologies into one Qumu Pathfinder solution. This is the kind of flexibility that true enterprise customers need. They now can support public CDN, peering and multicast delivery all in a seamless, hybrid video network. It’s not just a matter of connectivity. We bring management and optimization across a holistic solution. And Pathfinder is the one, single platform that allows them to accomplish it.

We are successfully transitioning to a more predictable software-as-a-service model, while remaining focused on large organizations – globally – delivering both on-premise, cloud and hybrid video solutions. Qumu’s pipeline of viable, significant sales opportunities remains strong at two times coverage.

However, because the mix of perpetual licenses versus SaaS deals will ultimately determine where we land from a revenue perspective; we think it’s prudent to reduce our guidance to $29.4 to 30.4 million in revenue for the year.

Next quarter, we’ll have our new CFO on board to cover the financials. Today, I will mention a few key numbers and let you refer to the press release for more details or we can discuss in the Q&A at the end of my comments.

Total revenue was $7.6 million for the second [sic] quarter compared to $7.1 million Q3 2016.

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Subscription, maintenance and support revenue for the third quarter 2017 was $5.1 million compared to $5.0 million for the third quarter 2016. The variance in subscription, maintenance and support revenue primarily resulted from growth in the customer base, as well as the timing of customer renewals.

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Gross margin for the third quarter 2017 was 61.6% compared to 59.8% for the third quarter 2016. Gross margin for the nine months ended September 30, 2017 was 62.8% compared to 56.9% for the nine months ended September 30, 2016.

•	Total headcount was 120 as of September 30, 2017 compared to 119 as of June 30, 2017 and 152 as of September 30, 2016.

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Cash and marketable securities were $7.7 million as of September 30, 2017, compared to $9.0 million as of June 30, 2017, reflecting the third quarter operating loss and the impact on cash from changes in working capital.

•	As stated in our press release, we have been negotiating with the lender and Hale Capital Partners regarding these covenants and a potential amendment to or waiver of the credit agreement.

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From these negotiations, I believe we have reached an agreement in principle early this morning with Hale Capital Partners for an amendment to the credit agreement. The highlights of the agreement in principle are as follows:

◦	Waiver of the potential October 31, 2017 covenant default we described in our press release

◦	Reduction of the percentage coverage on the cash and eligible accounts receivable covenant from 118% to 100% of outstanding obligations

◦	Elimination of one of the exclusions to eligible accounts receivable – the exclusion relating to large accounts receivable that we described in our earnings release

◦	Reduction in the core bookings covenant to $8 million for all future period

◦	Changing the repayment schedule so that $3 million in principal will be due May 1, 2018

•	While I am pleased to have reached this agreement in principle, there still is work left to be done before these terms become binding on us or on Hale.

•	No amendment to or waiver of the credit agreement is binding unless and until the parties execute and deliver a written agreement.

•	A written agreement, reflecting our agreement in principle, needs to be drafted and reviewed and approved by the parties. We expect that to occur over the next few business days.

•	We will report if and when we enter into a written agreement with Hale. If we are not able to enter into a written agreement with Hale for any reason, we will also provide an update to that effect.

•	Again, we are pleased to have reached this agreement in principle with our partner Hale Capitial.

Operational Highlights

Now, I’d like to review a few key operational highlights as they relate to our market and product direction.

Qumu remains focused on our two-pronged strategy:

1.	Capitalize on our core strength of serving large enterprises with complex, global video needs; and

2.	Build new partnerships in the video ecosystem, leveraging our Qx extensible platform.

The first – capitalizing on our core strength of serving large enterprises – requires that we effectively evangelize our strategy in the market. Over the course of 2017, we increased our marketing and our partnership efforts. As a result, customers and prospects are seeing that we’re no longer just a video streaming product provider. We bring a full suite of solutions – Qx – which flexes and scales with their direction. Qx is engaging the imagination of our innovative customers and opening new conversations.

Let me give you an example. Last month, I visited more than a dozen of our customers to discuss their Unified Communications plans. Every one of them had large Skype for Business installations. Skype for Business is replacing traditional video conferencing and phones. Our unique ability to let customers record, manage and broadcast these conversations – at scale – resulted in multiple trial and proof of concept projects that will produce opportunities over the next three quarters.

Our efforts are also catching the attention of the industry. We’re now part of the larger discussion around Social Business, Collaboration and Unified Communications:

•	Qumu was Honored Among the Top 20 Collaboration Technology Solution Providers of 2017-along with companies like Cisco, Polycom and Slack

•	We were also named Among the 10 Fastest-Growing Unified Communication Solution Providers of 2017

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And here’s the ranking that I’m especially proud of: We are #1 in Gartner Group’s Peer Insights. These are voluntary, in-depth reviews submitted by our customers. They are rigorously vetted by Gartner. To me, it’s an important validation of our own customer satisfaction scores. It says a lot about Qumu that our committed enterprise customers are willing to go on public record, discussing the quality of our platform and support.

As I said, the second prong of our strategy is building new partnerships leveraging our extensible platform. With Qx, we’ve built the right solution to provide the “digital dexterity” that today’s enterprise requires – an open, services-based architecture. This is what provides extensibility – meaning our products can easily integrate with other systems that large enterprises are implementing – systems like mobile, unified communications, social portals, digital signage and IPTV.

Along those lines, in Q3, we released two new extensions that were developed by one of our partners:

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First we released real-time analytics. This provides viewership data about both live and on-demand video in an intuitive graphical interface. Two large customers have already deployed this feature as part of their enterprise video infrastructure.

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Second, another extension provides a fully integrated IPTV application. This Qumu-certified extension deployed by a large financial institution, allows them to stream news and other market-driving content to thousands of devices over their internal pathfinder network.

Our open, services-based architecture also helps us add Qumu-developed extensions:

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A recent example is our Unified Communications Gateway – This product is already deployed at multiple clients and, as I mentioned, continues to draw considerable interest as customers embrace Skype for Business and other UC solutions.

Large enterprises are faced with immense challenges as the consumerization of the enterprise continues. Every element of that transformation – from social business, to unified communications, to virtual reality – demands more video. They need a solution that will scale, but not just bigger. They need to scale with maximum agility. And our platform – because it is both enterprise-grade and highly extensible – lets them do that. It gives large Enterprises the flexibility they need-to continually move and adapt at their own pace.

In summary,

•	In Q3 we saw our Qx strategy take hold in the market, igniting customer interest and acknowledgment from the industry in the form of highly favorable rankings

•	We attracted new customers, expanding our base, with the full suite of solutions from on-prem, to cloud and hybrid solutions

•	We proved the extensibility of our platform with partner and Qumu-developed product extensions

•	And, we maintained the support of our large loyal customers

We are well-positioned in the market as large Enterprises strive to increase what Gartner Group calls their Digital IQ. Video will play a huge role in that transformation and Qumu brings the platform to make it easy and manageable at Enterprise scale.

Now, let’s open up the call for questions.

Q&A

Vern Hanzlik

Thank you again for joining us today. Let us know if you have any questions and have a great day.

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